Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   February 11, 2016-  Energy Services of America (the “Company” or “Energy Services) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company and Nitro Electric Company, announced today the filing of the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2015. Energy Services earned revenues of $34.4 million for the three months ended December 31, 2015. Gross profits were $3.6 million and net income available to common shareholders was $622,000 for the three months ended December 31, 2015. The Company had EBITDA of $2.1 million ($0.14 per share) for the three months ended December 31, 2015. The backlog at December 31, 2015 was $91.1 million.

Below is a comparison of the Company’s operating results for the three months ended December 31, 2015 and 2014:

	Three Months Ended	Three Months Ended
	December 31, 2015	December 31, 2014
	Unaudited	Unaudited

Revenue	$34,374,091	$23,145,595

Cost of revenues	30,734,450	21,095,232

Gross profit	3,639,641	2,050,363

Selling and administrative expenses	2,184,626	1,838,202
Income from operations	1,455,015	212,161

Other income (expense)
Other nonoperating expense	(11,310)	(9,279)
Interest expense	(233,418)	(186,156)
Gain on sale of equipment	31,400	11,903
	(213,328)	(183,532)

Income from continuing operations before income taxes	1,241,687	28,629

Income tax expense	542,831	200,662

Income (loss) from continuing operations	698,856	(172,033)

Dividends on preferred stock	77,250	77,250

Income (loss) from continuing operations available to common shareholders	621,606	(249,283)

Income from discontinued operations net of tax benefit	-	36,842

Net income (loss) available to common shareholders	$621,606	$(212,441)

Revenues for the three months ended December 31, 2015 increased $11.2 million compared to the same time period in 2014 primarily due to a $3.8 million revenue increase in petroleum and gas work and a $5.6 million increase in electrical and mechanical services. Gross profit percentages increased for the three months ended December 31, 2015 to 10.6% compared to 8.9% for the same time period in 2014.

Douglas Reynolds, President, commented on the announcement. “We are very excited with the operating results from the first quarter of fiscal year 2016. The $34.4 million in revenue represents the largest volume of first quarter revenue in the history of Energy Services and the $622,000 net income is the second-best first quarter ever.” Reynolds continued, “We feel the momentum from a strong first quarter will continue into the remaining months of fiscal year 2016. As of the end of the first fiscal quarter, we had a projected backlog of $91.1 million and, additionally, we have recently received notice of award on approximately $18.0 million of work that will begin in June 2016.”

Please refer to the table below that reconciles EBITDA and EBITDA per share:

	Three Months Ended	Three Months Ended
	December 31, 2015	December 31, 2014
	Unaudited	Unaudited

Net income (loss) available to common shareholders	$621,606	$(212,441)

Add: Income tax expense	542,831	163,820

Add: Dividends on preferred stock	77,250	77,250

Add: Interest expense	233,418	186,156

Less: Non-operating income	(20,090)	(2,624)

Add: Depreciation expense	595,677	864,155

EBITDA	$2,050,692	$1,076,316
Common shares outstanding	14,239,836	14,239,836
EBITDA per common share	$0.14	$0.08

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact:

Douglas Reynolds, President

304-522-3868